Exhibit 99.1

RETIREMENT FROM BOARD

October 20, 2010

To the Board of Directors of

Kensey Nash Corporation:

I hereby confirm my retirement from the Board of Directors (the “Board”) of Kensey Nash Corporation, a Delaware corporation (the “Corporation”), and from each committee of the Board on which I serve, effective immediately prior to the Corporation’s 2010 Annual Meeting of Stockholders. I look forward to continuing my association with the Corporation as a consultant for a period of 12 months following the effective date of my retirement as a director, on the agreed upon terms. I understand that the Corporation will be sending to me a consulting agreement for my review and execution.

Very truly yours,

/s/ Harold N. Chefitz
Harold N. Chefitz